Exhibit 10.3

KOSMOS ENERGY LTD.

AMENDMENT NUMBER ONE TO

CONSULTING AGREEMENT

THIS AMENDMENT NUMBER ONE TO CONSULTING AGREEMENT (this “Amendment”), dated this 23rd day of February, 2012, to be effective as of January 1, 2012 (the “Effective Date”), is by and between Kosmos Energy Ltd., a company incorporated under the laws of Bermuda (“Kosmos”), and John R. Kemp (“Kemp”).  Unless specifically set forth otherwise, reference to the “parties” in this Amendment refers solely to Kosmos and Kemp.

W I T N E S S E T H

WHEREAS, Kosmos and Kemp entered into a Consulting Agreement dated October 31, 2011 (the “Consulting Agreement”) pursuant to which Kemp serves as a consultant to perform such services as Kosmos may reasonably request from time to time during the term of the Consulting Agreement, in addition to his duties serving as a member of the Kosmos Board of Directors; and

WHEREAS, Kosmos and Kemp desire to amend certain provisions of the Consulting Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein and for other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.          Capitalized Terms.  All capitalized terms used but not defined in this Amendment shall have the same meaning as prescribed in the Consulting Agreement.

2.          Amendment of Section 3.  Section 3 of the Consulting Agreement shall be amended in its entirety to read as follows:

3.  Compensation.  As payment for Kemp’s fulfillment of the Consulting Services and covenants set forth in this Agreement, Kosmos shall pay and provide to Kemp:  (i) during the period beginning on January 1, 2012 and ending at the expiration or earlier termination of this Agreement, $51,750 per month payable in arrears; (ii) 18,000 common shares of Kosmos to be issued by Kosmos to Kemp on the Effective Date, which shares shall become 100% vested at the expiration of the Initial Term; and (iii) 12,000 common shares of Kosmos to be issued by Kosmos to Kemp on the first day of each Renewal Term, if any, which shares shall become 100% vested at the expiration of each such Renewal Term (collectively, the “Compensation”).  At the request of either Kosmos or Kemp, the Compensation may be curtailed at any time.  In addition to the Compensation, Kemp shall continue to also receive his fees for serving as a member of the Kosmos Board of Directors.  Kosmos and Kemp agree to review the terms of the Compensation at the expiration of the Initial Term and each Renewal Term.

3.          Execution and Delivery.    This Amendment may be executed in several counterparts, all of which will together constitute a single agreement among the parties.  Delivery by electronic transmission of an executed counterpart of the signature page to this Amendment shall be as effective as delivery of a manually executed counterpart of this Amendment.

4.          No Other Amendments.  Except as modified by this Amendment, all provisions of the Consulting Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives to be effective as date set forth above.

KOSMOS ENERGY LTD.

By:	/s/ W. Greg Dunlevy
	Name:	W. Greg Dunlevy
	Title:	EVP/CFO

/s/ John R. Kemp
JOHN R. KEMP